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                                                                    EXHIBIT 3(c)

                               AMENDMENT NO. 1 TO
                           AMENDED AND RESTATED BYLAWS
                              OF BANCORPSOUTH, INC.

         The Amended and Restated Bylaws of BancorpSouth, Inc. are amended by deleting Section 9 of Article III thereof in its entirety, and inserting in replacement thereof the following:

         SECTION 9. Vacancies

                           If a vacancy occurs on the Board of Directors,
                  including a vacancy resulting from an increase in the number of directors: (i) the shareholders of the Corporation may fill the vacancy, (ii) the Board of Directors may fill the vacancy, or (iii) if the Directors remaining in office constitute fewer than a quorum of the Board of Directors, the Board of Directors may fill the vacancy by the affirmative vote of a majority of all the Directors remaining in office. A vacancy that will occur at a later date, by reason of resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the new Director may not take office until the vacancy occurs.

                                       Amended by the Board of Directors of
                                       BancorpSouth, Inc. as of August 30, 2000



                                       /s/ Cathy S. Freeman
                                       -----------------------------------------
                                       Cathy S. Freeman
                                       Secretary